Policy Specifications

Policy Number [SPECIMEN]

Insured:	[JOHN DOE]	Issue Age and Sex:	[35] [MALE]

Premium Class:		[STANDARD NON-TOBACCO]

Insured:	[JANE DOE]	Issue Age and Sex:	[35] [FEMALE]

Premium Class:		[STANDARD NON-TOBACCO]

Death Benefit Qualification Test:		[Guideline Premium Test]

Owner:		[JOHN DOE]

Initial Specified Amount:	$[250,000.00]	Policy Date:	[JUNE 1, 2024]
Minimum Specified Amount:	$[250,000.00]	Date of Issue:	[JUNE 1, 2024]
Monthly Anniversary Day:	[01]

Plan of Insurance:	INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE SURVIVORSHIP LIFE INSURANCE WITH OPTIONAL INDEXED FEATURES

Separate Account:	[Lincoln Life Flexible Premium Variable Life Account R]

Death Benefit Option:	[1 (Level)]
[ Death Benefit Option 3 Limit:	$[50,000,000.00]]

NOTE:
This Policy provides life insurance coverage to the Second Death if sufficient premiums are paid.  The duration of coverage will depend on the amount, timing, and frequency of premium payments, Premium Loads, interest credited, Index Credits, if any, Cost of Insurance, Administrative Fees, investment performance of the Separate Account, any loans or partial surrenders and the cost of additional benefits.  The Planned Premium may need to be increased to keep this Policy and the coverage In Force.

Premium Payments:	Planned Premium: $[3,000.00]
Premiums payable until the younger Insured’s Attained Age 121. Additional premium payments may vary by frequency or amount.

Payment Mode:	[ANNUALLY]

Beneficiary:	[As named in the application for this Policy, unless later changed.]

Guaranteed Minimum Fixed Account Interest Rate:	[1.00]% annual effective rate ([0.00272616]% daily)

Guaranteed Minimum Persistency Bonus Rate Credited to Fixed Account and each Sub-Account:	[0.01]% annual effective rate ([0.0008333]% monthly) in Policy Year(s) [3 and thereafter].

Policy Specifications

Policy Number [SPECIMEN]

Minimum Specified Amount Increase:	$[1,000.00]

Maximum Attained Age for a Specified Amount Increase:	Increases in Specified Amount not allowed after the older Insured reaches Attained Age [85].

Maximum Number of Specified Amount Increases per Policy Year:	[0] in Policy Year(s) [1]; and [1] in Policy Year(s) [2 and thereafter].

Minimum Specified Amount Decrease:	$[1,000.00]

Maximum Number of Specified Amount Decreases per Policy Year:	[0] in Policy Year(s) [1]; and [1] in Policy Year(s) [2 and thereafter].

Loan Information

Minimum Loan Amount:	$[500.00]

Minimum Loan Repayment Amount:	$[25.00]

Fixed Loans

Fixed Loan Interest Rate Charged:	[4.00]% annual effective rate in Policy Year(s) [1 and thereafter].
Guaranteed Minimum Loan Account Credited Interest Rate:	[3.00]% annual effective rate ([0.00809863]% daily) in Policy Year(s) [1 and thereafter].

Participating Loans

Participating Loan Interest Rate Charged:	[5.50]% annual effective rate for Policy Year(s) [1 and thereafter].
Partial Surrenders

Amount of Partial Surrenders:	Must be at least $500.00; and/or not more than 90.00% of the Surrender Value of this Policy as of the end of the Valuation Period ending on the Valuation Day on which we receive your Request.

Transfers

Minimum Transfer Amount:	$[50.00] or the entire value of the Sub-Account being transferred, whichever is less.

Minimum Remaining Value of the Fixed Account or any Sub-Account(s) After a Transfer:	$100.00 unless the entire value of the Fixed Account or Sub-Account(s) is being transferred.

Limitation on Transfers from the Fixed Account:
Cannot exceed the greater of [25.00]% of the Fixed Account Value as of the immediately preceding Policy Anniversary; or the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year.

Account(s) available from which to transfer funds for Dollar Cost Averaging:	[money market Sub-Account Fixed Account (may be elected at policy issue only)]

Policy Specifications

Policy Number [SPECIMEN]

Riders and Benefit Charges

[No riders/benefits have been elected.]

Policy Specifications

Policy Number [SPECIMEN]

Table of Surrender Charges

See Surrender Provisions for an explanation of when this table will be used.

Policy Year	Surrender Charge as of Beginning of Policy Year

[1	[$6,390.00
2	$6,082.50
3	$5,772.50
4	$5,460.00
5	$5,142.50
6	$4,825.00
7	$3,905.00
8	$2,982.50
9	$1,570.00
10 and thereafter]	$0.00]

Calculation of Surrender Charge for Decrease in Specified Amount
For decreases in Specified Amount, excluding full surrender of this Policy, the charge will be calculated as (1) divided by (2), then multiplied by (3), where:

(1)	is the amount of the decrease;
(2)	is the Initial Specified Amount; and
(3)	is the then applicable surrender charge from the Table of Surrender Charges shown above.

Policy Specifications

Policy Number [SPECIMEN]

Table of Expense Charges and Fees

The following expenses and fees are charged under this Policy:

Guaranteed Maximum Premium Load
We will deduct a Premium Load from each premium payment. The Premium Load is calculated by multiplying each premium payment by the applicable percentage, which will not exceed the amount(s) shown below.  After the younger Insured’s Attained Age 121, no further premium payments may be made.

[5.00]%	for Policy Year(s) [1 and thereafter].

Cost of Insurance
See the “Cost of Insurance” provision.  The Net Amount at Risk Discount Factor used in that provision is [1.00082954].

Guaranteed Maximum Monthly Administrative Fee
The Monthly Administrative Fee equals (1) plus (2) plus (3), where:
(1) is a monthly fee of $[50.00] for [86] Policy Year(s);
(2) is a monthly charge of $[0.45782] per $1,000 of Initial Specified Amount for [20] Policy Year(s);
(3) [is a monthly charge per $1,000 for any increase in Specified Amount for [20] Policy Year(s) following the date of the increase.]
The rate used to calculate the charges described in (2) and (3) above varies by each Insured’s sex, Premium Class, age (Issue Age for the charges in (2) or Attained Age on the date of the increase for the charges in (3)).

Guaranteed Maximum Mortality and Expense Risk ("M&E") Charge Rate
[0.25]% annually ([0.020833]% monthly) in Policy Year(s) [1 and thereafter].

Transfer Fee
$[25.00] per transfer request for each transfer request in excess of [24] during any Policy Year.

Policy Specifications

Policy Number [SPECIMEN]

Table of Guaranteed Maximum Cost of Insurance Rates

The monthly Cost of Insurance rates per $1,000 of net amount at risk vary by each Insured’s sex, Premium Class, Attained Age, and the Policy Year but will not exceed the rates shown in the table below in accordance with the [Ultimate 2017 CSO Male/Female, Unismoke, age nearest birthday] mortality table.  The monthly Cost of Insurance rates are determined under an actuarial formula, on file with the insurance supervisory official of the jurisdiction in which this Policy is delivered, that reflects one-alive and both-alive probabilities. The Guaranteed Maximum Cost of Insurance Rates shown in the table below reflect the applicable Risk Factor(s) and/or Flat Extra Monthly Insurance Cost(s), if any, shown in the Policy Specifications as described in the “Cost of Insurance Rates” provision.

Policy Year	Monthly Rate	Policy Year	Monthly Rate	Policy Year	Monthly Rate

[1	0.000080	31	0.136880	61	20.313360
2	0.000280	32	0.164550	62	22.673670
3	0.000550	33	0.197280	63	25.282790
4	0.000870	34	0.236170	64	28.180470
5	0.001270	35	0.282510	65	31.339760
6	0.001730	36	0.338380	66	34.731820
7	0.002260	37	0.405670	67	38.058280
8	0.002820	38	0.486920	68	41.479510
9	0.003390	39	0.584700	69	44.941070
10	0.004030	40	0.701790	70	48.383840
11	0.004710	41	0.841110	71	51.736430
12	0.005570	42	1.005290	72	54.920270
13	0.006500	43	1.199190	73	59.384910
14	0.007580	44	1.426620	74	64.368920
15	0.008800	45	1.696160	75	69.974880
16	0.010240	46	2.016030	76	76.332320
17	0.011970	47	2.406170	77	83.333330
18	0.014030	48	2.866000	78	83.333330
19	0.016460	49	3.426110	79	83.333330
20	0.019320	50	4.098310	80	83.333330
21	0.022790	51	4.900520	81	83.333330
22	0.026920	52	5.856710	82	83.333330
23	0.031870	53	6.960810	83	83.333330
24	0.037820	54	8.231600	84	83.333330
25	0.045110	55	9.659250	85	83.333330
26	0.054000	56	11.234530	86	83.333330
27	0.064900	57	12.916090	87 and	0.000000
28	0.078080	58	14.699990	later
29	0.094170	59	16.575850
30	0.113630	60	18.431820

Policy Specifications

Policy Number [SPECIMEN]

Corridor Percentages Table

Death Benefit Qualification Test: [Guideline Premium Test]

See the “Death Benefit Proceeds” provision and “Income Tax on Death Benefits” provision for an explanation of how this table will be used.

Younger Insured’s Attained Age	Corridor Percentage	Younger Insured’s Attained Age	Corridor Percentage

[35-40	250%	60	130%
41	243%	61	128%
42	236%	62	126%
43	229%	63	124%
44	222%	64	122%

45	215%	65	120%
46	209%	66	119%
47	203%	67	118%
48	197%	68	117%
49	191%	69	116%

50	185%	70	115%
51	178%	71	113%
52	171%	72	111%
53	164%	73	109%
54	157%	74	107%

55	150%	75-90	105%
56	146%	91	104%
57	142%	92	103%
58	138%	93	102%
59	134%	94	101%

		95	100%]
		and later

Policy Specifications

Policy Number [SPECIMEN]

No-Lapse Provision:	No-Lapse Premium: $[100.73] monthly. No-Lapse Period: [20] Policy Years

No-Lapse Test: The No-Lapse Test is met if (a) is at least equal to (b), where:
(a) is an amount equal to the sum of all premium payments less any partial surrenders (i.e. withdrawals) accumulated at [4.00]% annual interest, less any Debt; and
(b) is an amount equal to the sum of the corresponding No-Lapse Premiums above due since the Policy Date, accumulated at [4.00]% annual interest.

Policy Specifications

Policy Number [SPECIMEN]

Holding Account Specifications

Guaranteed Minimum Holding Account Interest Rate:	[1.00]% annual effective rate ([0.00272616]% daily)

Indexed Account Specifications

Initial Indexed Account Allocation Date:	[The 15th day of the calendar month following the date we process payment of the initial premium.]

[Monthly] Indexed Account Allocation Date:	[The 15th day of each subsequent calendar month following the Initial Indexed Account Allocation Date.]

Segment Date:	The date a Segment is created.

Segment Month:
Beginning when a Segment is created (the Segment Date) until the Segment Maturity Date, the period of time measured from the beginning of the [15th] day of each calendar month to the end of the [14th] day of the subsequent calendar month.

Monthly Segment Balance:
The value of the Segment at the end of each Segment Month. It is determined by taking the value of the Segment on the Segment Date less any withdrawals from the Segment through the end of each Segment Month.
If the Segment does not have a positive value at the end of a Segment Month, a Monthly Segment Balance of zero will be used for that month.

Average Monthly Segment Balance:	The sum of all Monthly Segment Balances for the entire Segment Duration divided by 12.

Segment Maturity Date:	The date each Segment matures, which is determined from the Segment Date plus the Segment Duration.

Segment Maturity Value:	The Monthly Segment Balance on the Segment Maturity Date plus any Index Credit. See Indexed Account Option description(s) which follow.

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